Exhibit 99.1

Hecla Reports First Quarter 2016 Results

Silver production increased 61% and gold production increased 37%; Now expect to produce 15 million ounces of silver in 2016

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--May 5, 2016--Hecla Mining Company (NYSE:HL) (Hecla or the Company) today announced first quarter net loss applicable to common stockholders of $0.8 million, or $0.00 per basic share, and adjusted net income applicable to common stockholders of $7.2 million, or $0.02 per basic share.1

FIRST QUARTER 2016 HIGHLIGHTS AND SIGNIFICANT ITEMS (compared to Q1 2015)

  Sales of $131.0 million, up 10% on higher production despite lower prices.
  Operating cash flow of $18.7 million, down slightly on lower prices and accounts receivable increase.
  Adjusted EBITDA of $46.5 million, a 33% increase to highest level in three years.2
  Record silver production of 4.6 million ounces at a cash cost, after by-product credits, per silver ounce of $3.16.3
  Total gold production of 55,688 ounces, of which 30,378 ounces were produced at Casa Berardi at a cash cost, after by-product credits, per gold ounce of $781.3
  Record silver equivalent production of 12.0 million ounces.4
  Cash and cash equivalents of $134 million despite $20 million increase in working capital from the San Sebastian startup and accounts receivable increase.
  Increased 2016 silver production expectation to 15.0 million ounces (from 13.5 to 14.0 million) at a cash cost, after by-product credits, of $5.00 per ounce (from $6.00 an ounce).

"Consistent with our strategy to grow despite price weakness, the first quarter production was the highest in our 500 quarter history," said Phillips S. Baker, Jr., Hecla's President and CEO. "Our focus on high return growth like we have at San Sebastian gives Hecla leverage to increasing silver prices. And Casa Berardi's growing production from the East Mine Crown Pillar pit should do the same for gold."

(1)	Adjusted net income (loss) applicable to common stockholders represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measure, a reconciliation of which to net (loss) income applicable to common stockholders, the most comparable GAAP measure, can be found at the end of the release.
(2)	Adjusted EBITDA is a non-GAAP measure, a reconciliation of which to net (loss) income, the most comparable GAAP measure, can be found at the end of the release.
(3)	Cash cost, after by-product credits, per silver and gold ounce represents a non-GAAP measure, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the most comparable GAAP measure, can be found at the end of the release.
(4)	Silver equivalent calculations based on the following prices: $14.84 for Ag, $1,181 for Au, $0.79 for Pb, and $0.76 for Zn.

FINANCIAL OVERVIEW

(in thousands, except per share amounts)	First Quarter Ended
HIGHLIGHTS	March 31, 2016	March 31, 2015
FINANCIAL DATA
Sales	$131,017	$119,092
Gross profit	$30,822	$19,873
(Loss) income applicable to common stockholders	$(756)	$12,414
Basic (loss) income per common share	$—	$0.03
Diluted (loss) income per common share	$—	$0.03
Net (loss) income	$(618)	$12,552
Cash provided by operating activities	$18,748	$21,419
Capital expenditures (excluding capitalized interest)	$34,743	$27,907
Cash and cash equivalents as of quarter end	$134,018	$196,231

Net (loss) income applicable to common stockholders for the first quarter decreased $13.2 million to a loss of $0.8 million, or $0.00 per share, from the same period a year ago and was impacted by the following factors:

  Sales were 10% higher on increased silver production, partially offset by lower metal prices.
  Net foreign exchange loss of $8.2 million compared to a gain of $12.3 million in the same period of 2015 due primarily to the impact of a strengthening Canadian dollar (CAD) on deferred tax liabilities.
  Limited metal derivative contract activity in the first quarter of 2016 compared to a gain of $5.8 million in the first quarter of 2015.
  Impairment loss of $1.0 million in the first quarter of 2016 compared to a loss of $2.8 million in the same period of 2015 for investments in exploration companies.

Operating cash flow of $18.7 million declined 12% over the same period in 2015 principally due to higher working capital, which is expected to normalize throughout the year. The adjusted EBITDA of $46.5 million increased 33% over the same period in 2015 due to the operational improvements, the San Sebastian startup, and the weaker CAD compared to the USD. The Company expects 2016 capital spending to total $150 million, unchanged from previous estimates.

Capital expenditures (excluding capitalized interest) totaled $34.7 million. Expenditures at Greens Creek, Casa Berardi, Lucky Friday and San Sebastian were $6.4 million, $15.6 million, $12.3 million, and $0.5 million, respectively.

Metals Prices

Average realized silver prices in the first quarter of 2016 were $14.93 per ounce, 13% lower than the $17.18 price realized in the first quarter of 2015. Realized gold, lead and zinc prices also declined 3%, 8%, and 16%, respectively.

		First Quarter Ended
		March 31, 2016	March 31, 2015
AVERAGE METAL PRICES
Silver -	London PM Fix ($/oz)	$14.84	$16.72
	Realized price per ounce	$14.93	$17.18
Gold -	London PM Fix ($/oz)	$1,181	$1,219
	Realized price per ounce	$1,187	$1,222
Lead -	LME Cash ($/pound)	$0.79	$0.82
	Realized price per pound	$0.78	$0.85
Zinc -	LME Cash ($/pound)	$0.76	$0.94
	Realized price per pound	$0.79	$0.94

Base Metals Forward Sales Contracts

The following table summarizes the quantities of base metals committed under financially settled forward sales contracts at March 31, 2016:

	Pounds Under Contract
	(in thousands)		Average Price per Pound
	Zinc	Lead	Zinc	Lead
Contracts on provisional sales
2016 settlements	15,818	9,700	$0.80	$0.77

The contracts represent minimal amounts of forecasted lead and zinc production as most contracts were successfully liquidated in 2015.

OPERATIONS OVERVIEW

The following table provides the production and cash cost, after by-product credits, per silver and gold ounce summary for the quarters ended March 31, 2016 and 2015:

	First Quarter Ended			First Quarter Ended
	March 31, 2016			March 31, 2015
	Production (ounces)	Increase/ (decrease) over Q1 2015	Cash costs, after by-product credits, per gold or silver ounce[1]	Production (ounces)	Cash costs, after by-product credits, per gold or silver ounce[2]
Silver	4,642,704	61%	$3.16	2,878,597	$4.93
Gold	55,688	37%	$781	40,650	$974
Greens Creek
Silver	2,458,276	21%	$3.96	2,035,966	$3.23
Gold	15,981	5%	N/A	15,239	N/A
Lucky Friday	977,084	17%	$9.05	836,719	$9.05
Casa Berardi
Gold	30,378	20%	$781	25,411	$974
Silver	7,005	18%	N/A	5,912	N/A
San Sebastian
Silver	1,200,339	N/A	($3.26)	N/A	N/A
Gold	9,329	N/A	N/A	N/A	N/A

(1)	Cash cost, after by-product credits, per silver or gold ounce represent a non-GAAP measure, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the most comparable GAAP measure, can be found at the end of the release.
(2)	Cash cost, after by-product credits, per gold ounce is only applicable to Casa Berardi production. Gold produced from Greens Creek and San Sebastian is used as a by-product credit against the silver cash cost.

The following table provides the production summary on a consolidated basis for the quarters ended March 31, 2016 and 2015:

		First Quarter Ended
		March 31, 2016	March 31, 2015
PRODUCTION SUMMARY
Silver -	Ounces produced	4,642,704	2,878,597
	Payable ounces sold	3,795,815	2,926,535
Gold -	Ounces produced	55,688	40,650
	Payable ounces sold	46,260	39,795
Lead -	Tons produced	11,038	9,878
	Payable tons sold	8,750	8,625
Zinc -	Tons produced	17,364	16,087
	Payable tons sold	14,342	11,143

Greens Creek Mine - Alaska

Silver production increased 21% and gold production increased 5% over the prior year period. Higher throughput and recoveries contributed to increased silver and gold production, with silver additionally benefiting from grades that were about 1.4 oz/ton higher than expected and which are likely to moderate as the year progresses. The mill operated at 2,252 tons per day (tpd) during the first quarter of 2016.

The cash cost, after by-product credits, per silver ounce increased to $3.96 from $3.23 in the first quarter 2015 due to a $4.29 per ounce decline in by-product revenues as a result of lower gold, zinc and lead prices, partially offset by the impact of higher silver production.

Lucky Friday Mine - Idaho

Silver production increased 17% over the prior year period due to higher silver grades and recoveries. The mill operated at 813 tpd during the first quarter of 2016.

The cash cost, after by-product credits, per silver ounce of $9.05 was unchanged over the prior year period despite a $0.55 per ounce decrease in by-product revenues.

#4 Shaft, a key growth project, has been excavated to its final depth of 8,600 feet and is expected to be operational in the fourth quarter. The total estimated completion cost of the #4 Shaft is approximately $225 million, with $214.7 million spent through the first quarter. Remaining work includes equipping the shaft with steel sets, guides, skip loading facilities and electrical infrastructure. Once operational, work will begin on the lateral development necessary to provide access to higher-grade material.

As of March 31, 2016, the #4 Shaft team has worked 1,596 days without a lost-time accident.

Casa Berardi Mine - Quebec

Gold production increased 20% over the prior year period due to higher throughput. The mill operated at an average of 2,384 tpd during the first quarter of 2016.

The cash cost, after by-product credits, per gold ounce of $781 decreased from $974 in the prior year period due to higher gold production and a weaker CAD. The mining cost per ton was the lowest since the mine was acquired in 2013.

Stripping is well underway on the East Mine Crown Pillar project and the pits are expected to contribute 5,000 ounces of gold in 2016 and 30,000 ounces of gold for each of the remaining years of the project.

San Sebastian - Mexico

Silver production at San Sebastian was 1,200,339 ounces at a cash cost, after by-product credits, of negative $3.26 per silver ounce in what was the first full quarter of production since reopening. The strong cash cost performance was due to the production of 9,329 ounces of gold, which is used as a by-product credit. Production of silver and gold was strong in the first quarter, particularly in March, due to the prevalence of high-grade material from the East Francine pit. At quarter end, there were approximately 320,000 silver ounces in inventory. The inventory included metal in the mine refinery and metal in-transit to third-party refiners. The Company intends to sell principally doré and occasionally precipitate, when metal loading is high, over the remainder of the year. The mill operated at an average of 342 tpd in the first quarter of 2016.

EXPLORATION AND PRE-DEVELOPMENT REVIEW

Expenditures

Exploration and pre-development expenses were $3.0 million and $0.4 million, respectively, a decrease of about $1.7 million and $0.1 million, respectively, versus the first quarter of 2015 as a result of reduced discretionary spending. Full year exploration and pre-development expenses (including corporate development) are expected to be about $15.0 million combined.

The Company’s exploration efforts are focused on the continued discovery of high-grade deposits near its existing operations. As a result, the level of reserves have shown a remarkable resilience over the last ten years despite changes in commodity prices; production has been replaced and reserves have grown steadily. A summary of this activity in the quarter is provided below.

San Sebastian - Mexico

Exploration activities at San Sebastian are focused on defining new resources that could prolong high-margin precious metals production. Near-pit drilling is defining extensions to the vein mineralization currently being mined including 69.8 oz/ton silver and 0.21 oz/ton gold over 4.3 feet directly east of the Middle Vein pit. Exploration drilling in the past quarter has been successful in defining two new, near-surface mineralized areas and trenching has identified a number of drill-ready targets.

Assay results from recent shallow drill holes along the western extension of the Middle Vein returned multiple intersections including 19.2 oz/ton silver and 0.01 oz/ton gold over 6.6 feet in a vein-breccia zone. These intersections are approximately 1,600 feet west of the current Middle Vein pit and show continuity over a 400-foot strike length and are potentially located at open pit mining depths. Drilling continues on a new target area referred to as the West Francine Vein that is about 3,000 feet west of the previous mining at the Francine Vein and has defined a continuous vein over 900 feet of strike length that varies in thickness from 2 to 16 feet wide and the vein is open in all directions. Recent drill holes intersected mineralized zones at a depth of 50 to 250 feet from surface and include 13.4 oz/ton silver and 0.05 oz/ton gold over 2.5 feet and 2.2 oz/ton silver and 0.70 oz/ton gold over 5.5 feet. Step-out drilling continues to the east and at depth where mineralization appears to be improving.

Recent trenching has confirmed new veins associated with both geochemical anomalies and results from the RAB (rotary air blast) drilling program from last year. To the southeast of the East Francine pit a series of trenches have cut a 6 to 12-foot wide vein/breccia zone that can be traced for 800 feet along strike. Other trenches to the west have identified veins that could represent extensions to known mineralized veins. Additional exploration trenching is in progress in the area and these targets will be tested with shallow RC (reverse circulation) and core drilling later in 2016.

Casa Berardi - Quebec

At Casa Berardi, up to six drills have been operating underground in an effort to refine current stope designs and expand reserves and resources from near-surface in the 124 Zone and down-plunge underground along the 118 and 123 zones. Up to two drills on surface concentrated on shallow targets in the 124, 134, 140 and Northwest zones during the quarter.

Definition and step-out drilling of the upper 118 Zone from the 530 level down to the 790 level defines a 15 to 55-foot wide shear zone that extends for over 1,000 feet down-plunge and includes a continuous mineralized interval of 0.5 oz/ton gold with good mining widths. Mineralization at the 730 level appears to merge with the Casa Berardi Fault to the east but is open and continues to plunge to the west at depth. Drilling of the 123 Zone continues to intercept high-grade mineralization, including 0.96 oz/ton gold over 22.6 feet along eastern vein extensions and at depth. The stacked lenses of the 123 Zone define an almost constant down-plunge mineralization for over 5,500 vertical feet and many of the lenses have strike lengths up to 600 feet. Recent drilling shows lenses within each of these zones are open along strike to the east and at depth. The close proximity of these new lenses to mine infrastructure allows near-term production. An exploration drift that will completed later in the year is expected to provide a platform to evaluate additional extensions at depth and to the east.

Surface and underground drilling of the 124 Zone to both the west and east of the Principal area has defined a near-surface, 15 to 60-foot thick, quartz-bearing zone with over 2,000 feet of strike length. Within this wide mineralized zone are high-grade lenses that include intervals of 0.45 oz/ton gold over 25.3 feet that have continuity up to 300 feet of strike length. Further refinement of this near-surface target with drilling may outline a resource suitable for open pit mining. Surface drilling further east is also testing the shallow 134 Zone along the Casa Berardi Fault. Drilling in this area within 500 feet of surface has defined a 150 to 300-foot thick mineralized shear zone with vein-bearing zones from 5 to 20-foot thick. Additional drilling of this target may define a resource that is suitable for open pit mining. Surface drilling also occurred at the 140 Zone where massive sulfides have been defined within a shear zone close to surface. Assays are pending on the drilling of both 134 and 140 zones. Successful drilling on surface and underground continues to define new resources that should sustain production at Casa Berardi in the coming years.

Greens Creek - Alaska

At Greens Creek, definition drilling is refining the resources of the NWW, 5250 and Deep 200 South zones for conversion to reserves, and exploration drilling of the 9A zone expanded the resource along the projected trends. Recent drilling of the lower NWW Zone has generally confirmed and upgraded the resource model of the shared and lower limbs. Inferred resources in the West Wall and 200 South zones are being upgraded to indicated resource category by drilling. When a new Life of Mine plan is finalized later in the year, much of this resource should convert into reserves. These initiatives provide the basis for the Company's expectation that significant resources will convert to reserves in the next two years.

Recent exploration drilling has extended the upper 9A Zone mineralization to the south for a strike length of 480 feet above and to the south of the existing resource boundary. Definition drilling at the south end of the 9A Zone resource confirmed that the mineralization has good grade including 20.4 oz/ton silver, 0.09 oz/ton gold, 16.2% zinc, and 5.2% lead over 13.7 feet where one of the limbs flattens and is fold thickened. Exploration drilling of the down-plunge projection of the 5250 trend of mineralization intercepted high-grade mineralization within argillite that dips down toward the Deep 200 South. Permits have been finalized and surface drilling at Greens Creek should commence in early June.

More complete drill assay highlights from San Sebastian, Casa Berardi, and Greens Creek can be found in Table A at the end of the release.

Other Properties

At the recently acquired Rock Creek project in Montana, work includes the integration of the resource model and exploration data into the Hecla database and modeling software. Preparations for summer fieldwork on the Opinaca-Wildcat project near the Eleonore Mine in northern Quebec are underway with the program expected to begin in June.

2016 GUIDANCE

For the full year 2016, the Company increased its silver production estimates for Greens Creek, Lucky Friday and San Sebastian and lowered its cash cost after by-product credits estimates for Greens Creek and San Sebastian. The Company currently expects:

Mine	2016E1 Silver Production (Moz)	2016E Gold Production (oz)	Cash cost, after by-product credits, per silver/gold ounce[4]
Greens Creek	8.1	52,000	$5.00 per silver oz
Lucky Friday	3.1		$9.00 per silver oz
San Sebastian	3.8	20,000	$1.00 per silver oz
Casa Berardi[2]		135,000	$700 per gold oz
Total	15.0	207,000	$5.00 per silver oz
Silver Equivalent Production[3]	41.0
Gold Equivalent Production[3]		540,500

2016E capital expenditures (excluding capitalized interest)	$150 million[5]

2016E pre-development and exploration expenditures	$15 million

(1)	2016E refers to the Company's expectations for 2016.
(2)	Includes an estimated 5,000 gold ounces from the EMCP open pit.
(3)	Metal price assumptions used for calculations: Au $1,150/oz, Ag $15/oz, Zn $0.75/lb, Pb $0.80/lb; USD/CAD assumed to be $0.75, USD/MXN assumed to be $0.06.
(4)	Cash cost, after by-product credits, per silver and gold ounce represents a non-GAAP measure.
(5)	2016 capital spending estimated for Greens Creek to be $48 million, Lucky Friday to be $37 million, Casa Berardi to be $61 million and San Sebastian to be $2 million.

DIVIDENDS

Common

The Board of Directors elected to declare a quarterly cash dividend of $0.0025 per share of common stock, payable on or about June 3, 2016, to stockholders of record on May 25, 2016. The realized silver price was $14.93 in the first quarter and therefore did not satisfy the criteria for a larger dividend under the Company's dividend policy.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Thursday, May 5, at 11:00 a.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-855-760-8158 or for international dialing 1-720-634-2922. The participant passcode is HECLA. Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson StreetEvents Network.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho, and Mexico and is a gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in six world-class silver and gold mining districts in the U.S., Canada and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

Cautionary Statements to Investors on Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation: (i) estimates of future production and sales; (ii) estimates of future costs and cash cost, after by-product credits per ounce of silver/gold; (iii) guidance for 2016 for silver and gold production, cash cost, after by-product credits, capital expenditures and pre-development and exploration expenditures (which assumes metal prices of gold at $1,150/oz, silver at $15/oz, zinc at $0.75/lb, lead at $0.80/lb and USD/CAD assumed at $0.75); (iv) expectations regarding the development, growth and exploration potential of the Company’s projects; (v) expectations of growth; (vi) the ability to convert resources to reserves at Greens Creek; (vii) expectations of #4 Shaft being operational by year end and total estimated cost of the project, and (viii) possible strike extensions of veins at the San Sebastian project, the ability to extend the mine life. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the Canadian dollar to the U.S. dollar, being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; and (viii) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements.” Such risks include, but are not limited to gold, silver and other metals price volatility, operating risks, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, community relations, conflict resolution and outcome of projects or oppositions, litigation, political, regulatory, labor and environmental risks, and exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration. For a more detailed discussion of such risks and other factors, see the Company’s 2015 Form 10-K, filed on February 23, 2016 with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Qualified Person (QP) Pursuant to Canadian National Instrument 43-101

Dean McDonald, PhD. P.Geo., Senior Vice President - Exploration of Hecla Mining Company, who serves as a Qualified Person under National Instrument 43-101 (“NI 43-101”), supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures for the Greens Creek Mine are contained in a technical report prepared for Hecla and Aurizon Mines Ltd. titled “Technical Report for the Greens Creek Mine, Juneau, Alaska, USA” effective date March 28, 2013, and for the Lucky Friday Mine are contained in a technical report prepared for Hecla titled “Technical Report on the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, and for the Casa Berardi Mine are contained in a technical report prepared for Hecla titled “Technical Report on the Mineral Resource and Mineral Reserve Estimate for the Casa Berardi Mine, Northwestern Quebec, Canada” effective date March 31, 2014 (the “Casa Berardi Technical Report”) and for the San Sebastian Mine are contained in a technical report prepared for Hecla titled “Technical Report for the San Sebastian Ag-Au Property, Durango, Mexico” effective date September 8, 2015. Also included in these four technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors. Copies of these technical reports are available under Hecla's profile on SEDAR at www.sedar.com.

Cautionary Statements to Investors on Reserves and Resources

Reporting requirements in the United States for disclosure of mineral properties are governed by the SEC and included in the SEC's Securities Act Industry Guide 7, entitled “Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations” (“Guide 7”). However, the Company is also a “reporting issuer” under Canadian securities laws, which require estimates of mineral resources and reserves to be prepared in accordance with Canadian National Instrument 43-101 (“NI 43-101”). NI 43-101 requires all disclosure of estimates of potential mineral resources and reserves to be disclosed in accordance with its requirements. Such Canadian information is being included here to satisfy the Company's “public disclosure” obligations under Regulation FD of the SEC and to provide U.S. holders with ready access to information publicly available in Canada.

Reporting requirements in the United States for disclosure of mineral properties under Guide 7 and the requirements in Canada under NI 43-101 standards are substantially different. This document contains a summary of certain estimates of the Company, not only of proven and probable reserves within the meaning of Guide 7, which requires the preparation of a “final” or “bankable” feasibility study demonstrating the economic feasibility of mining and processing the mineralization using the three-year historical average price for any reserve or cash flow analysis to designate reserves and that the primary environmental analysis or report be filed with the appropriate governmental authority, but also of mineral resource and mineral reserve estimates estimated in accordance with the definitional standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101. The terms “measured resources”, “indicated resources,” and “inferred resources” are Canadian mining terms as defined in accordance with NI 43-101. These terms are not defined under Guide 7 and are not normally permitted to be used in reports and registration statements filed with the SEC in the United States, except where required to be disclosed by foreign law. Investors are cautioned not to assume that any part or all of the mineral deposits in such categories will ever be converted into proven or probable reserves. “Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of such a “resource” will ever be upgraded to a higher category or will ever be economically extracted. Investors are cautioned not to assume that all or any part of a “resource” exists or is economically or legally mineable. Investors are also especially cautioned that the mere fact that such resources may be referred to in ounces of silver and/or gold, rather than in tons of mineralization and grades of silver and/or gold estimated per ton, is not an indication that such material will ever result in mined ore which is processed into commercial silver or gold.

HECLA MINING COMPANY
Condensed Consolidated Statements of (Loss) Income
(dollars and shares in thousands, except per share amounts - unaudited)

	Three Months Ended
	March 31, 2016	March 31, 2015
Sales of products	$131,017	$119,092
Cost of sales and other direct production costs	74,320	73,965
Depreciation, depletion and amortization	25,875	25,254
	100,195	99,219
Gross profit	30,822	19,873

Other operating expenses:
General and administrative	10,214	8,720
Exploration	2,950	4,615
Pre-development	404	521
Other operating expense	640	628
Provision for closed operations and reclamation	1,041	467
	15,249	14,951
Income from operations	15,573	4,922

Other income (expense):
Gain on derivative contracts	—	5,792
Interest and other income	88	38
Unrealized loss on investments	(711)	(2,843)
Net foreign exchange (loss) gain	(8,203)	12,274
Interest expense	(5,711)	(6,192)
	(14,537)	9,069
Income before income taxes	1,036	13,991
Income tax provision	(1,654)	(1,439)
Net (loss) income	(618)	12,552
Preferred stock dividends	(138)	(138)
(Loss) income applicable to common stockholders	$(756)	$12,414
Basic (loss) income per common share after preferred dividends	$—	$0.03
Diluted (loss) income per common share after preferred dividends	$—	$0.03
Weighted average number of common shares outstanding - basic	379,022	368,789
Weighted average number of common shares outstanding - diluted	379,022	369,691

HECLA MINING COMPANY
Condensed Consolidated Balance Sheets
(dollars and share in thousands - unaudited)

	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$134,018	$155,209
Accounts receivable:
Trade	30,127	13,490
Other, net	31,434	27,859
Inventories	52,818	45,542
Current deferred income taxes	15,268	17,980
Current restricted cash	3,900	—
Other current assets	9,289	9,453
Total current assets	276,854	269,533
Non-current investments	2,086	1,515
Non-current restricted cash and investments	999	999
Properties, plants, equipment and mineral interests, net	1,907,775	1,896,811
Reclamation insurance	13,695	13,695
Non-current deferred income taxes	34,981	36,589
Other non-current assets and deferred charges	2,783	2,783
Total assets	$2,239,173	$2,221,925

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$56,657	$51,277
Accrued payroll and related benefits	19,873	27,563
Accrued taxes	8,958	8,915
Current portion of capital leases	8,216	8,735
Current portion of debt	2,057	2,721
Current portion of accrued reclamation and closure costs	20,989	20,989
Other current liabilities	16,068	6,884
Total current liabilities	132,818	127,084
Capital leases	7,427	8,841
Long-term debt	500,531	500,199
Non-current deferred tax liability	126,009	119,623
Accrued reclamation and closure costs	75,729	74,549
Non-current pension liability	45,874	46,513
Other non-current liabilities	3,539	6,190
Total liabilities	891,927	882,999

STOCKHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	96,215	95,219
Capital surplus	1,528,820	1,519,598
Accumulated deficit	(234,272)	(232,565)
Accumulated other comprehensive loss	(31,566)	(32,631)
Treasury stock	(11,990)	(10,734)
Total stockholders’ equity	1,347,246	1,338,926
Total liabilities and stockholders’ equity	$2,239,173	$2,221,925
Common shares outstanding	381,521	378,113

HECLA MINING COMPANY
Condensed Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)

	Three Months Ended
	March 31, 2016	March 31, 2015
OPERATING ACTIVITIES
Net (loss) income	$(618)	$12,552
Non-cash elements included in net (loss) income:
Depreciation, depletion and amortization	26,153	25,523
Unrealized loss on investments	711	2,843
(Gain) Loss on disposition of properties, plants, equipment and mineral interests	(210)	74
Provision for reclamation and closure costs	999	778
Stock compensation	1,231	1,060
Deferred income taxes	3,320	555
Amortization of loan origination fees	459	454
Loss (gain) on derivative contracts	170	(2,970)
Foreign exchange loss (gain)	7,989	(11,490)
Other non-cash charges, net	6	24
Change in assets and liabilities:
Accounts receivable	(20,036)	(8,210)
Inventories	(5,922)	3,949
Other current and non-current assets	(619)	(1,638)
Accounts payable and accrued liabilities	10,036	4,037
Accrued payroll and related benefits	(2,826)	(5,116)
Accrued taxes	(37)	(263)
Accrued reclamation and closure costs and other non-current liabilities	(2,058)	(743)
Cash provided by operating activities	18,748	21,419

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(34,654)	(26,958)
Proceeds from disposition of properties, plants and equipment	215	25
Purchases of investments	—	(947)
Changes in restricted cash and investment balances	(3,900)	—
Net cash used in investing activities	(38,339)	(27,880)

FINANCING ACTIVITIES
Proceeds from issue of stock, net of related costs	2,052	—
Acquisition of treasury shares	(1,256)	(941)
Dividends paid to common stockholders	(952)	(924)
Dividends paid to preferred stockholders	(138)	(138)
Debt origination fees	(59)	(63)
Payments on debt	(664)	—
Repayments of capital leases	(2,118)	(2,347)
Net cash used in financing activities	(3,135)	(4,413)
Effect of exchange rates on cash	1,535	(2,560)
Net decrease in cash and cash equivalents	(21,191)	(13,434)
Cash and cash equivalents at beginning of period	155,209	209,665
Cash and cash equivalents at end of period	$134,018	$196,231

HECLA MINING COMPANY
Production Data

	Three Months Ended
	March 31, 2016	March 31, 2015
GREENS CREEK UNIT
Tons of ore milled	204,968	195,469
Mining cost per ton	$66.96	$73.68
Milling cost per ton	$30.99	$28.74
Ore grade milled - Silver (oz./ton)	15.17	13.78
Ore grade milled - Gold (oz./ton)	0.11	0.12
Ore grade milled - Lead (%)	3.05	3.26
Ore grade milled - Zinc (%)	8.13	8.34
Silver produced (oz.)	2,458,276	2,035,966
Gold produced (oz.)	15,981	15,239
Lead produced (tons)	5,087	4,930
Zinc produced (tons)	14,611	13,920
Cash cost, after by-product credits, per silver ounce (1)	$3.96	$3.23
Capital additions (in thousands)	$6,376	$6,344
LUCKY FRIDAY UNIT
Tons of ore processed	74,021	74,245
Mining cost per ton	$98.02	$84.68
Milling cost per ton	$23.35	$20.27
Ore grade milled - Silver (oz./ton)	13.67	11.75
Ore grade milled - Lead (%)	8.36	7.00
Ore grade milled - Zinc (%)	3.97	3.19
Silver produced (oz.)	977,084	836,719
Lead produced (tons)	5,951	4,948
Zinc produced (tons)	2,753	2,167
Cash cost, after by-product credits, per silver ounce (1)	$9.05	$9.05
Capital additions (in thousands)	$12,266	$13,707
CASA BERARDI UNIT
Tons of ore milled	216,962	188,095
Mining cost per ton	$87.54	$105.50
Milling cost per ton	$18.91	$21.94
Ore grade milled - Gold (oz./ton)	0.163	0.16
Ore grade milled - Silver (oz./ton)	0.04	0.036
Gold produced (oz.)	30,378	25,411
Silver produced (oz.)	7,005	5,912
Cash cost, after by-product credits, per gold ounce (1)	$781	$974
Capital additions (in thousands)	$15,611	$7,856
SAN SEBASTIAN UNIT
Tons of ore milled	31,158	N/A
Mining cost per ton	$103.72	N/A
Milling cost per ton	$69.62	N/A
Ore grade milled - Silver (oz./ton)	41.26	N/A
Ore grade milled - Gold (oz./ton)	0.322	N/A
Silver produced (oz.)	1,200,339	N/A
Gold produced (oz.)	9,329	N/A
Cash cost, after by-product credits, per silver ounce (1)	$(3.26)	N/A
Capital additions (in thousands)	$490	N/A

(1)	Cash cost, after by-product credits, per ounce represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of cash cost, after by-product credits to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash cost per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. The primary metal produced at Casa Berardi is gold, with a by-product credit for the value of silver production.

Non-GAAP Measures

(Unaudited)

Reconciliation of Cash Cost, Before By-product Credits, per Ounce and Cash Cost, After By-product Credits, per Ounce to Generally Accepted Accounting Principles (GAAP)

This release contains references to non-GAAP measures of cash cost, before by-product credits, per ounce and cash cost, after by-product credits, per ounce. The Company believes that these non-GAAP measures provide management and investors an indication of net cash flow. Management also uses cash cost, after by-product credits, per ounce for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. Cash cost, before by-product credits, per ounce and Cash cost, after by-product credits, per ounce are measures developed by gold companies and used by silver companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of these non-GAAP measures is similar to those reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization is the most comparable financial measure calculated in accordance with GAAP to cash cost, before by-product credits cash cost, after by-product credits.

As depicted in the Greens Creek Unit, Lucky Friday Unit, and San Sebastian Unit tables below, by-product credits comprise an essential element of our silver unit cost structure. By-product credits constitute an important competitive distinction for our silver operations due to the polymetallic nature of their orebodies. By-product credits included in our presentation of cash cost, after by-product credits, per silver ounce include:

	Total, Greens Creek, Lucky Friday and San Sebastian Units
	Three months ended March 31,
	2016	2015
By-product value, all silver properties:
Zinc	$18,817	$21,690
Gold	27,456	15,508
Lead	15,057	13,893
Total by-product credits	$61,330	$51,091

By-product credits per silver ounce, all silver properties
Zinc	$4.06	$7.54
Gold	5.92	5.40
Lead	3.25	4.84
Total by-product credits	$13.23	$17.78

By-product credits included in our presentation of Cash Cost, After By-product Credits, per Gold Ounce for our Casa Berardi Unit include:

	Casa Berardi Unit
	Three months ended March 31,
	2016	2015
Silver by-product value	$103	$97
Silver by-product credits per gold ounce	$3.39	$3.82

The following table calculates cash cost, before by-product credits, per silver ounce and cash cost, after by-product credits, per silver ounce (in thousands, except per-ounce amounts):

	Total, Greens Creek, Lucky Friday and San Sebastian Units
	Three Months Ended March 31,
	2016	2015
Cash cost, before by-product credits (1)	$75,979	$65,246
By-product credits	(61,330)	(51,090)
Cash cost, after by-product credits	14,649	14,156
Divided by ounces produced	4,635	2,873
Cash cost, before by-product credits, per silver ounce	$16.39	$22.71
By-product credits per silver ounce	$(13.23)	$(17.78)
Cash cost, after by-product credits, per silver ounce	$3.16	$4.93
Reconciliation to GAAP:
Cash cost, after by-product credits	$14,649	$14,156
Depreciation, depletion and amortization	17,374	16,612
Treatment costs	(20,963)	(19,921)
By-product credits	61,330	51,090
Change in product inventory	(1,959)	5,718
Reclamation and other costs	605	393
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$71,036	$68,048

	Greens Creek Unit
	Three Months Ended March 31,
	2016	2015
Cash cost, before by-product credits (1)	$48,133	$47,113
By-product credits	(38,408)	(40,531)
Cash cost, after by-product credits	9,725	6,582
Divided by ounces produced	2,458	2,036
Cash cost, before by-product credits, per silver ounce	$19.58	$23.14
By-product credits per silver ounce	$(15.62)	$(19.91)
Cash cost, after by-product credits, per silver ounce	$3.96	$3.23
Reconciliation to GAAP:
Cash cost, after by-product credits	$9,725	$6,582
Depreciation, depletion and amortization	13,601	13,746
Treatment costs	(15,638)	(15,233)
By-product credits	38,408	40,531
Change in product inventory	(1,640)	5,694
Reclamation and other costs	398	388
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$44,854	$51,708

	Lucky Friday Unit
	Three Months Ended March 31,
	2016	2015
Cash cost, before by-product credits (1)	$20,648	$18,133
By-product credits	(11,806)	(10,559)
Cash cost, after by-product credits	8,842	7,574
Divided by ounces produced	977	837
Cash cost, before by-product credits, per silver ounce	$21.13	$21.68
By-product credits per silver ounce	$(12.08)	$(12.63)
Cash cost, after by-product credits, per silver ounce	$9.05	$9.05
Reconciliation to GAAP:
Cash cost, after by-product credits	$8,842	$7,574
Depreciation, depletion and amortization	3,004	2,866
Treatment costs	(5,334)	(4,688)
By-product credits	11,806	10,559
Change in product inventory	21	24
Reclamation and other costs	166	5
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$18,505	$16,340

	San Sebastian Unit
	Three Months Ended March 31,
	2016	2015
Cash cost, before by-product credits (1)	$7,198	N/A
By-product credits	(11,116)	N/A
Cash cost, after by-product credits	(3,918)	N/A
Divided by ounces produced	1,200	N/A
Cash cost, before by-product credits, per silver ounce	$6.00	N/A
By-product credits per silver ounce	$(9.26)	N/A
Cash cost, after by-product credits, per silver ounce	$(3.26)	N/A
Reconciliation to GAAP:
Cash cost, after by-product credits	$(3,918)	N/A
Depreciation, depletion and amortization	769	N/A
Treatment costs	9	N/A
By-product credits	11,116	N/A
Change in product inventory	(340)	N/A
Reclamation and other costs	41	N/A
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$7,677	N/A

	Casa Berardi Unit
	Three months ended March 31,
	2016	2015
Cash cost, before by-product credits (1)	$23,836	$24,835
By-product credits	(103)	(97)
Cash cost, after by-product credits	23,733	24,738
Divided by gold ounces produced	30,378	25,411
Cash cost, before by-product credits, per gold ounce	784.66	977.34
By-product credits per gold ounce	(3.39)	(3.82)
Cash cost, after by-product credits, per gold ounce	$781.27	$973.52
Reconciliation to GAAP:
Cash cost, after by-product credits	$23,733	$24,738
Depreciation, depletion and amortization	8,501	8,643
Treatment costs	(171)	(153)
By-product credits	103	97
Change in product inventory	(3,118)	(2,272)
Reclamation and other costs	111	118
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$29,159	$31,171

	Total, All Locations
	Three months ended March 31,
	2016	2015
Reconciliation to GAAP:
Cash cost, after by-product credits	$38,382	$38,894
Depreciation, depletion and amortization	25,875	25,255
Treatment costs	(21,134)	(20,074)
By-product credits	61,433	51,187
Change in product inventory	(5,077)	3,446
Reclamation and other costs	716	511
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$100,195	$99,219

(1)	Includes all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, net of by-product revenues earned from all metals other than the primary metal produced at each unit.

Reconciliation of Net (Loss) Income Applicable to Common Stockholders (GAAP) to Adjusted Net Income (Loss) Applicable to Common Stockholders

This release refers to a non-GAAP measure of Adjusted net (loss) income applicable to common stockholders and Adjusted net income (loss) per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

Dollars are in thousands (except per share amounts)	Three Months Ended March 31,
	2016	2015
Net (loss) income applicable to common stockholders (GAAP)	$(756)	$12,414
Adjusting items:
Gains on derivatives contracts	—	(5,792)
Provisional price gains	(506)	(2,125)
Foreign exchange loss (gain)	8,203	(12,274)
Income tax effect of above adjustments	253	792
Adjusted net income (loss) applicable to common stockholders	$7,194	$(6,985)
Weighted average shares - basic	379,022	368,789
Weighted average shares - diluted	380,709	369,691
Basic and diluted adjusted net income (loss) per common share	$0.02	$(0.02)

Reconciliation of Adjusted EBITDA to Generally Accepted Accounting Principles (GAAP)

This release refers to a non-GAAP measure of Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance. Adjusted EBITDA is calculated as net (loss) income before the following items: interest expense, income tax provision, depreciation, depletion, and amortization expense, exploration expense, pre-development expense, foreign exchange gains and losses, gains and losses on derivative contracts, provisional price gains and losses, stock-based compensation, unrealized gains on investments, provisions for environmental matters, and interest and other income (expense). Management believes that, when presented in conjunction with comparable GAAP measures, Adjusted EBITDA is useful to investors in evaluating our operating performance. The following table reconciles net (loss) income to Adjusted EBITDA:

Dollars are in thousands	Three Months Ended March 31,
	2016	2015
Net (loss) income	$(618)	$12,552
Plus: Interest expense	5,711	6,192
Plus: Income taxes	1,654	1,439
Plus: Depreciation, depletion and amortization	25,875	25,254
Plus: Exploration expense	2,950	4,615
Plus: Pre-development expense	404	521
Plus/(Less): Foreign exchange loss/(gain)	8,203	(12,274)
Less: Gains on derivative contracts	—	(5,792)
Less: Provisional price gains	(506)	(2,125)
Plus: Stock-based compensation	1,172	1,060
Plus: Unrealized loss on investments	711	2,843
Plus: Other	911	750
Adjusted EBITDA	$46,467	$35,035

Table A - Assay Results - Q1 2016

San Sebastian (Mexico)
Zone	Drill Hole Number	Sample From (ft)	Sample To (ft)	True Width (feet)	Gold (oz/ton)	Silver (oz/ton)
Middle Vein	SS-1017	202.2	206.6	4.4	0.11	13.63
Middle Vein	SS-1019	268.1	272.4	4.3	0.21	69.78
Middle Vein	SS-1023	172.7	177.0	4.1	0.25	53.94
Middle Vein	SS-1032	70.9	73.2	2.2	0.01	6.57
Middle Vein	SS-1033	164.5	171.6	6.6	0.01	19.25
West Francine Vein	SS-1027	261.5	263.1	1.4	0.02	5.57
West Francine Vein	SS-1038	274.7	281.1	5.5	0.70	2.24
West Francine Vein	SS-1040	339.0	342.4	2.5	0.05	13.37

Greens Creek (Alaska)
Zone	Drill Hole Number	Drillhole Azm/Dip	Sample From	Sample To	True Width (feet)	Silver (oz/ton)	Gold (oz/ton)	Zinc (%)	Lead (%)	Depth From Mine Portal (feet)
North West Definition	GC4242	063/-47	539.20	545.90	6.4	7.03	0.06	10.85	2.94	-576
	GC4244	063/-28	561.00	563.00	1.1	9.17	0.15	11.25	4.80	-449
	GC3987	063/-76	61.80	72.70	10.0	64.31	0.00	3.22	1.50	-469
	GC4250	063/-69	486.00	489.00	3.0	5.48	0.04	17.76	3.15	-622
	GC4258	063/-66	319.00	323.40	4.3	19.68	0.03	9.90	3.86	-444
			376.00	381.00	4.9	12.66	0.03	0.64	0.33	-498
	GC4260	063/-54	335.00	344.00	8.3	9.69	0.15	14.75	5.75	-430
D200S Definition	GC4249	063/-87	280.80	281.80	1.0	21.06	0.03	2.11	1.00	-1552
	GC4164	243/-37.5	174.10	176.10	1.6	15.22	0.00	0.46	0.22	-1377
	GC4251	063/-66	472.00	475.60	3.0	8.59	0.13	2.34	1.19	-1705
			527.50	528.60	0.9	17.94	0.06	3.97	2.21	-1756
			536.80	541.30	3.7	11.03	0.02	4.27	3.37	-1766
	GC4253	063/-75	378.30	386.00	4.1	17.78	0.05	8.42	4.06	-1638
			390.00	414.50	13.0	5.97	0.03	11.50	5.97	-1657
	GC4259	243/-70	273.90	275.00	1.0	27.13	0.10	1.29	0.60	-1530
	GC4262	243/-54	186.40	190.70	2.7	43.32	0.05	1.14	0.64	-1424
			611.00	619.20	8.2	31.12	0.04	0.64	0.31	-1775
			624.70	631.70	7.0	54.44	0.03	0.10	0.06	-1782
	GC4264	243/-60	333.60	336.00	2.0	1.99	0.01	11.99	8.18	-1564
			341.30	342.80	1.3	3.12	0.02	13.68	11.37	-1570
	GC4265	243/-48	626.30	627.60	1.3	55.89	0.03	0.58	0.26	-1740
5250 Trend Exploration	GC4226	063/26	523.50	527.00	2.2	12.85	0.03	15.23	7.67	-1050
9A Exploration	GC4236	243/-64	812.30	825.00	12.5	15.44	0.03	21.67	6.96	-28
			870.00	882.60	11.1	9.82	0.03	12.50	2.46	-79
	GC4243	196/-50	573.20	587.40	7.1	15.26	0.11	8.77	3.97	256
			644.60	650.20	2.6	23.18	0.06	13.35	4.34	205
			759.70	762.00	1.1	12.92	0.03	10.12	5.07	105
	GC4267	063/32	432.2	479.0	13.7	20.43	0.09	16.24	5.21	185
East Definition	GC4247	072/-49	497.70	498.70	1.0	5.37	0.01	11.23	9.36	333
			529.50	543.50	13.8	16.11	0.29	9.96	4.76	305

Casa Berardi (Quebec)
Zone	Drill Hole Number	Drill Hole Section	Drill Hole Azm/Dip	Sample From	Sample To	True Width (feet)	Gold (oz/ton)	Depth From Mine Surface (feet)
Lower-Inter Upper	CBW-1097	10785	000/-41	561.7	573.8	8.9	0.69	-1343.6
	CBW-1102	10808.6	000/-48	598.1	603.7	4.6	1.35	-1409.2
	CBW-1108	10745	000/-38	564.3	577.4	12.8	1.15	-1331.5
Upper 118 (118-46)	CBP-0530-273	12015	000/-49	191.9	205.4	14.4	0.60	-1905.0
(118-46)	CBP-0530-279	12045	000/-84	153.5	174.2	18.7	0.34	-1920.1
(118-06)	CBP-0530-293	12300.5	345/-10	192.9	214.9	22.0	0.23	-1813.3
(118-06)	CBP-0530-293	12300.5	345/-10	236.5	257.2	20.7	0.28	-1821.9
Lower 118 (118-41)	CBP-0790-105	11900.2	358/+16	494.4	529.2	31.8	0.41	-2463.6
Upper 123 (123-05)	CBP-0270-014	12510	180/+6	203.7	216.5	12.8	0.36	-849.4
(123-05)	CBP-0490-001	12447.9	153/-12	107.0	159.8	36.4	0.25	-1631.8
(123-01)	CBP-0550-128	12368.6	183/-29	298.6	310.7	11.2	0.73	-1917.7
(123-01)	CBP-0550-128	12368.6	183/-29	377.3	401.6	24.3	2.73	-1952.9
Lower 123 (123-01)	CBP-0770-123	12344.5	141/+48	291.0	308.4	12.5	1.71	-2292.4
(123-01)	CBP-0770-126	12359.4	129/-14	111.5	135.2	15.7	1.28	-2546.5
(123-11)	CBP-0850-105	12371	140/-27	341.9	362.9	16.4	0.31	-2854.2
(123-11)	CBP-0850-106	12371	140/-22	334.6	362.9	22.6	0.96	-2842.4
(123-02)	CBP-0850-113	12341.2	165/-42	365.8	393.0	16.1	0.33	-2958.4
(123-04)	CBP-0850-113	12341.2	165/-42	408.8	420.6	8.5	1.46	-2977.4
(123-03)	CBP-0850-114	12340.9	171/-48	369.8	372.7	1.6	3.07	-2996.9
(123-11)	CBP-0850-115	12370.8	157/-26	316.6	339.6	17.1	0.94	-2872.2
(123-11)	CBP-0850-118	12371.09	148/-26	378.0	410.1	16.4	0.35	-2900.6
U Principale (124-13)	CBP-0210-004	12693.4	174/+4	390.4	403.5	12.5	0.48	-604.1
(124-13)	CBP-0210-005	12693.4	174/+10	364.2	390.4	25.6	0.38	-576.5
(124-13)	CBP-0210-006	12693.4	174/+16	371.7	393.7	21.3	0.57	-541.8
(124-12)	CBP-0210-006	12693.4	174/+16	414.4	433.1	18.7	0.20	-528.6
(124-13)	CBP-0210-009	12693	196/+9	370.7	396.0	25.3	0.45	-586.9
(124-13)	CBP-0210-010	12693	196/+15	371.4	387.1	15.4	0.70	-528.4
(124-16)	CBP-0210-014	12693.1	189/+2	320.9	337.9	11.8	0.87	-637.1
(124-13)	CBP-0210-014	12693.1	189/+2	379.3	406.8	23.6	0.55	-632.5
(124-13)	CBP-0210-015	12693.4	174/+1	403.5	407.5	3.6	2.09	-636.7
(124-12)	CBP-0210-017	12693.6	162/+16	410.8	427.2	14.1	0.92	-539.7
(124-22)	CBP-0250-076	12418.1	004/+51	153.2	158.5	3.9	1.11	-688.6
(124-22)	CBP-0250-078	12424.1	020/+29	110.9	118.1	5.9	0.67	-753.6
(124-22)	CBP-0250-079	12424.1	020/+45	128.3	138.8	7.5	1.01	-714.8
(124-22)	CBP-0270-034	12331	066/+42	270.7	278.9	3.6	1.61	-675.4
(124-83)	CBP-0330-019	12392.4	210/-21	140.1	152.6	10.2	0.40	-1130.7
Explo S NW	CBS-16-654	10550 E	360/-55	461.6	474.1	8.9	0.11	-403.5
Explo S NW	CBS-16-654	10550 E	360/-55	461.6	468.2	4.9	0.19	-400.3
Explo S NW	CBS-16-656	10450E	360/-60	301.2	365.5	29.5	0.03	-315.0
Explo S NW	CBS-16-656	10450E	360/-60	301.2	307.4	3.9	0.09	-288.7
Explo S 124	CBS-16-661	12650E	360/-60	413.4	433.1	13.8	0.11	-364.2
Explo S 124	CBS-16-661	12650E	360/-60	413.4	420.3	4.9	0.27	-357.6
Explo S 124	CBS-16-662	12700E	360/-60	1168.0	1195.9	19.7	0.06	-967.8
Explo S 124	CBS-16-662	12700E	360/-60	1190.9	1195.9	3.3	0.14	-977.7
Explo S 134	CBS-16-658	13600E	360/-55	271.3	285.4	11.5	0.08	-223.1

CONTACT:
Hecla Mining Company
Mike Westerlund, 800-HECLA91 (800-432-5291)
Vice President - Investor Relations
hmc-info@hecla-mining.com
www.hecla-mining.com